Rule 10f-3 Transaction Exhibit
Nuveen Real Estate Income Fund
FILE #811-10491
ATTACHMENT 77O

<c>TRADE
DATE
<c>DESCRIPTION OF
SECURITY/ISSUER
<c>ISSUE SIZE
<c>AMOUNT
PURCHASED
<c>LIST OF
UNDERWRITERS
<c>NAME OF
AFFILIATED
BROKER-DEALER
3/04/16
Sunstone Hotels Series E
(Preferred Stock)
$115,000,000
$5,000,000
Wells Fargo,  JPMorgan,
BofA, Merrill Lynch
JPMorgan Securities LLC